                                                                      EXHIBIT 11



                          COLLINS & AIKMAN CORPORATION

      COMPUTATION OF EARNINGS PER SHARE IN MILLIONS, EXCEPT PER SHARE DATE

                                   (UNAUDITED)



                                                                             YEAR  ENDED
                                                                      ---------------------------
                                                                      DECEMBER 31,   DECEMBER 31,
                                                                          2002            2001
                                                                        -------         -------
Average common shares outstanding during the period:
            Basic ...............................................          76.3            38.9

Incremental shares under stock options computed under
           the price of issuer's stock during the period ........            --              --
                                                                        -------         -------

           Total shares for basic EPS ...........................          76.3            38.9

Income (loss) from continuing operations
           before extraordinary item ............................         (51.3)          (49.7)

Extraordinary loss on retirement of debt, net of income
             taxes of $2.7 and $0.5 .............................            --            (5.3)

Income from discontinued operations, net of income
            taxes of $6.3,and $5.7 ..............................           9.5             8.8

Cumulative effect of a change in accounting principle,
            Net of income taxes of $0 ...........................         (11.7)             --
                                                                        -------         -------

            Net income (loss) ...................................         (53.5)          (46.2)
                                                                        =======         =======
            Loss on redemption of  subsidiary preferred stock ...         (36.3)

            Net income (loss) available to common shareholders ..         (89.8)          (46.2)
                                                                        =======         =======

Net income (loss) per basic and diluted common share:
           Continuing operations ................................         (1.15)          (1.28)
           Discontinued operations ..............................          0.12            0.23
           Extraordinary loss ...................................            --           (0.14)
           Cumulative effect of change in accounting principle ..         (0.15)             --
                                                                        -------         -------
            Net income (loss) ...................................         (1.18)          (1.19)
                                                                        =======         =======


Adjusted to reflect the one-for-2.5 reverse stock split effected on May 28, 2002.